Exhibit 4.07

EXECUTION VERSION

ASSUMPTION AGREEMENT, dated as of July 30, 2018, made by Federal-Mogul Products Company LLC and Federal-Mogul Ignition LLC (each, an “Additional Grantor” and together, the “Additional Grantors”), in favor of Bank of America, N.A. (the “Collateral Trustee”), not individually but solely as Collateral Trustee under the Collateral Agreement, dated as of March 30, 2017 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Federal-Mogul LLC, a Delaware limited liability company (“Company”), the Subsidiaries of Company parties thereto and the Collateral Trustee.

W I T N E S S E T H :

WHEREAS, Company and certain of its Subsidiaries (other than the Additional Grantors) have entered into the Collateral Agreement in favor of the Collateral Trustee for the benefit of the PP&E Indenture Secured Parties;

WHEREAS, each Additional Grantor desires to become a party to the Collateral Agreement as a Grantor thereunder; and

WHEREAS, terms defined in the Collateral Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, IT IS AGREED:

1.    Collateral Agreement. By executing and delivering this Assumption Agreement, each Additional Grantor, as provided in Section 7.11 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Collateral Agreement. Each Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Article 3 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.    Governing Law. THIS ASSUMPTION AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

FEDERAL-MOGUL PRODUCTS COMPANY LLC

By:	/s/ James Zabriskie
	Name:	James Zabriskie
	Title:	President and Treasurer

FEDERAL-MOGUL IGNITION LLC

By:	/s/ David G. Jachcik
	Name:	David G. Jachcik
	Title:	President and Treasurer

[Signature Page to Assumption to March 2017 Collateral Agreement]

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

None.

Supplement to Schedule 3

None

Supplement to Schedule 4

None